Exhibit 10.01

STATE OF NORTH CAROLINA

COUNTY OF DAVIE

RESIGNATION AND

CONSULTATION AGREEMENT

AND RELEASE

THIS RESIGNATION AND CONSULTATION AGREEMENT AND RELEASE (the “Agreement”) is made and entered into by and between BANK OF THE CAROLINAS (the “Bank”); and ERIC E. RHODES (“Rhodes”);

W I T N E S S E T H:

WHEREAS, Rhodes is employed by the Bank as Senior Vice President and Chief Financial Officer, and serves as Vice President and Chief Financial Officer of the Bank’s parent company, Bank of the Carolinas Corporation (“BCC”); and

WHEREAS, Rhodes has notified the Bank and BCC that he wishes to resign from these positions, effective May 30, 2008 (the “Resignation Date”), and the parties have reached an arrangement as to such resignation, as evidenced in this Agreement; and

WHEREAS, the Bank desires to assure itself of Rhodes’ availability during the period following his resignation to assist in the transition of his duties to a new or interim chief financial officer and, for that purpose, the Bank and Rhodes have negotiated an agreement pursuant to which Rhodes shall, after the Resignation Date, perform certain services and provide support, advice, and counsel from time-to-time to the Bank’s and BCC’s management on an as needed basis; and

WHEREAS, an agreement has been reached between Rhodes and the Bank concerning certain other matters as contained herein, and the Bank and Rhodes hereby desire to set forth the terms and conditions thereof in writing.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained in this Agreement, and for other good and valuable considerations, the receipt and sufficiency of which hereby are acknowledged, the Bank and Rhodes agree as follows:

1. RESIGNATION. Rhodes hereby resigns from his positions with the Bank and BCC. Rhodes’ employment shall terminate on the Resignation Date, and Rhodes shall have no further authority as an employee or agent of the Bank or BCC. Rhodes specifically recognizes and agrees that this Agreement is a full and complete resolution, settlement, and termination of any rights or claims that Rhodes may have had, or alleges to have had, to any further employment with the Bank, its subsidiaries, or affiliates following the Resignation Date, including but not limited to BCC.

2. SALARY AND VACATION PAY. The Bank shall pay to Rhodes his normal salary, plus the amount of his accrued but unused vacation leave, less normal deductions and withholdings, through and as of the Resignation Date, and agrees to provide further special payments and consideration to Rhodes as set forth below.

3. CONSULTING SERVICES AND PAYMENTS.

(a) Effective as of the Resignation Date and continuing until August 31, 2008 (the “Consulting Period”), Rhodes shall become an independent contractor and consultant to the Bank and BCC and provide support, advice, and counsel to the Bank’s and BCC’s management on an as-needed basis on matters related to his former responsibilities as an officer and employee of the Bank and an officer of BCC and to the transition of his duties to a new or interim chief financial officer; provided, however, that the Consulting Period shall terminate immediately in the event Rhodes revokes the release provisions of this Agreement pursuant to Paragraph 7. Rhodes shall not be obligated to provide consulting services for more than ten hours per calendar week during the Consulting Period, and, at his option, he may provide those services at such location, including his home, as he shall determine from time to time. To the extent that all or any portion of the consulting services are provided on the Bank’s premises, the Bank will provide Rhodes with office space, computer access and such other support services as shall reasonably be needed in order to provide the services requested by the Bank.

(b) As consideration for the consulting services to be provided by Rhodes, and for the other terms and conditions of this Agreement, including but not limited to the provisions of Paragraph 6 (Covenant of Nondisclosure) and Paragraph 7 (Release), during the Consulting Period the Bank shall pay to Rhodes the amount of $9,660.00 per full calendar month, beginning June 1, 2008, for each of the three full calendar months during the Consulting Period (the “Consulting Payments”); provided, however, that Rhodes shall be entitled to only a pro rata portion of such Consulting Payments in the event the Consulting Period is terminated early pursuant to Paragraph 3(a). The Consulting Payments will be due and payable monthly, in arrears, on the last business day of each calendar month, as applicable.

Rhodes acknowledges that no withholdings shall be made from the Consulting Payments, and Rhodes hereby agrees that he shall be solely responsible for all taxes, insurance, penalties, and other charges, if any, which may be owed to or assessed by governmental agencies as a result of the payments paid to him pursuant to this Paragraph 3. Rhodes further agrees to indemnify and hold harmless the Bank and its attorneys from any claims, demands, deficiencies, levies, assessments, judgments, or recoveries by any governmental authority asserted against the Bank because of Rhodes’ failure to pay applicable taxes.

4. INSURANCE CONTINUATION. Rhodes acknowledges and agrees that, upon the Resignation Date, he shall no longer be eligible for any benefits, including but not limited to insurance, which are available to employees of the Bank. Rhodes may elect to continue his group insurance coverage in accordance with provisions of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”); provided, however, that Rhodes shall be solely responsible for the payment of the premiums of such coverage.

5. TERMINATION/CONTINUATION OF CERTAIN RIGHTS AND BENEFITS. Rhodes recognizes and agrees that payment of his salary, payment for accrued but unused vacation leave, and payment of the Consulting Payments, as described in Paragraphs 2 and 3 of this Agreement, are in full settlement of any wages and benefits owing to Rhodes through the Resignation Date. Except for Rhodes’ rights and benefits under this Agreement and his vested rights under the Bank’s Section 401(k) plan, all of Rhodes’ employment rights, wages, and benefits with the Bank, and all subsidiaries and affiliates of the Bank, including but not limited to BCC, shall, to the extent permitted by law, terminate and be forfeited as of the Resignation Date, including, without limitation, his eligibility for further payment of any salary, vacation, personal leave, sick leave, severance pay, bonuses, or any other amounts. Rhodes further recognizes and agrees that payment of his salary, payment for accrued but unused vacation leave, and payment of the Consulting Payments by the Bank, are not to be construed as an admission of any liability on the part of the Bank or its subsidiaries or affiliates, and that the Bank has denied and denies any violation of any law and any liability, and intends by such payments simply to recognize Rhodes’ service prior to the Resignation Date, his consulting services to be rendered, and his agreements contained herein.

6. COVENANT OF NONDISCLOSURE. During the course of Rhodes’ employment with the Bank, Rhodes has been given and has obtained various confidential and material non-public information concerning the Bank, BCC, their subsidiaries and affiliates, the shareholders, directors, officers, associates, employees, and agents of said entities, and their customers, prospective customers, services, trade secrets, proprietary information, personnel information, and other information concerning their operations, business and financial condition and results (collectively, the “Information”), all of which constitute valuable assets and privileged information of the Bank and BCC, and which Information is particularly sensitive due to the fiduciary responsibilities and public trust inherent in the Bank’s business and the public trading market for BCC’s common stock. The Bank and Rhodes acknowledge that the Bank has invested, and shall continue to invest, considerable amounts of time, effort, and resources in developing such valuable assets and Information, that BCC and its officers and directors are subject to various federal laws and regulations regarding the orderly disclosure of material information, and that disclosure by Rhodes of such assets and Information to the public or to any other person or entity, regardless of how insignificant such assets or Information may seem, would cause irreparable harm, damage, and loss to the Bank and BCC.

To protect the Bank and BCC from Rhodes’ use, disclosure, or exploitation of customer contacts and the Information, Rhodes agrees that Rhodes shall not, directly or indirectly, at any time after the Resignation Date, for any reason, reveal, divulge, disclose, or communicate to any person, corporation, firm, or other entity or to any shareholder, director, officer, partner, member, manager, employee, agent, or associate of any such person, corporation, firm, or other entity, any confidential, sensitive, or personal information, proprietary information, trade secret, or other information whatsoever, including but not limited to the Information, about or received by Rhodes from the Bank, BCC, or their subsidiaries or affiliates, developed or received by Rhodes during employment with the Bank, BCC, or their subsidiaries or affiliates, or developed or received by Rhodes during the course of Rhodes’ association with the Bank, BCC, or their subsidiaries or affiliates, relating to the operations, business or financial condition or results of the Bank, BCC, or their subsidiaries or affiliates, or the business or personal affairs of the shareholders, directors, officers, associates, employees, agents, or attorneys of said entities, including, without limitation, information concerning customer and prospective customer records, personnel information, ideas, proprietary information, methods, marketing investigations, surveys, research, accounting information, regulatory examinations, and other like or similar information, unless required to do so by law or by a court of competent jurisdiction. Further, Rhodes shall not use the Information to the detriment of the Bank, BCC, their subsidiaries or affiliates, or the principals, shareholders, directors, officers, associates, or employees of said entities, particularly in any manner competitive with the Bank or BCC, in any unlawful manner, or to interfere with or attempt to terminate or otherwise adversely affect any business relationship of the Bank or BCC with a customer.

7. RELEASE. Except for Rhodes’ specific contractual rights and benefits under this Agreement and except as prohibited by law, Rhodes hereby releases, acquits, quitclaims, and discharges the Bank, any subsidiaries or affiliates of the Bank, and their respective successors and assigns, and the shareholders, directors, officers, associates, employees, agents, attorneys, benefit plans, and plan administrators of all of said entities, and their respective successors and assigns (collectively, the “Releasees”), of and from any and all actions, causes of action, claims, demands, damages, costs (including reasonable attorneys’ fees), loss of services, expenses, and compensation, and for all consequential, compensatory, actual, punitive, or liquidated damages, known or unknown, including those under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., on account of, or in any way arising from the employment or any other relationship between Rhodes and the Bank, and any and all collateral matters pertaining thereto, whether directly, indirectly, or in any way connected with any Releasee. As part of the consideration for this Agreement, Rhodes agrees that, to the extent permitted by law and except as otherwise required by law, neither Rhodes nor any of his heirs, legal representatives, or assigns will make or file any claim, charge, or lawsuit, or cooperate voluntarily in any investigation, lawsuit, or legal or administrative proceeding by any individual, entity, or agency, against or involving any Releasee, for or on account of any claim Rhodes may have or may have had against any Releasee in connection with Rhodes’ employment or any other relationship with the Bank, the matters referenced above, and/or the cessation of Rhodes’ employment with the Bank. Rhodes further agrees that, except as prohibited by law, Rhodes will waive and release any and all personal damages (including but not limited to damages relating to pain and suffering, back pay, and compensatory and/or punitive damages) resulting from any charge filed with or investigation conducted by the Equal Employment Opportunity Commission or any other administrative agency in connection with Rhodes’ employment or any other relationship with the Bank.

Rhodes understands and agrees that with respect to any rights or claims of Rhodes under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq. (the “Act”): (a) no rights or claims are waived by Rhodes that may arise from an event or transaction that occurs after the date this Agreement is executed by Rhodes; (b) Rhodes has been advised in writing to consult with an attorney prior to executing this Agreement; (c) Rhodes has been advised that he has twenty-one (21) days from his receipt of this Agreement, unless extended in writing by the Bank, to consider the release provisions of this Agreement; (d) Rhodes has been advised that he has seven (7) days following his execution of this Agreement to revoke the release provisions of this Agreement pertaining to any right or claim under the Act; and (e) the release provisions of this Agreement pertaining to any right or claim under the Act shall not become effective or enforceable until the revocation period of seven (7) days following Rhodes’ execution hereof has expired (the “Effective Date”).

8. FORFEITURE OF STOCK OPTIONS. Rhodes hereby acknowledges and agrees that his resignation is voluntary and that, pursuant to the terms of the Bank’s Employee Stock Option Plan, such voluntary resignation shall result in the immediate forfeiture of all outstanding stock options currently held by Rhodes, whether vested or unvested.

9. ENTIRE UNDERSTANDING/AMENDMENTS. This Agreement contains the entire understanding between the Bank and Rhodes as to the matters contained herein, and no conditions precedent or subsequent exist which are not contained herein. This Agreement may not be altered, amended, or revoked except by a written agreement signed by the Bank and Rhodes.

10. BINDING EFFECT. The Bank and Rhodes recognize and agree that this Agreement is binding upon the Bank and Rhodes and its/Rhodes’ respective heirs, representatives, successors, and assigns, as applicable. Rhodes further acknowledges that Rhodes has carefully read this Agreement, which contains a release, and knows and understands the contents hereof and voluntarily executes the same as Rhodes’ free act and deed, and that the provisions contained herein constitute the entire agreement between the parties hereto, and that the terms of this Agreement are contractual and not a mere recital.

11. GOVERNING LAW AND VENUE. The Bank and Rhodes agree that without regard to principles of conflicts of laws, the internal laws of the State of North Carolina shall govern and control the validity, interpretation, performance, and enforcement of this Agreement. The Bank and Rhodes agree that any action relating to this Agreement shall be instituted and prosecuted only in the courts of Davie County, North Carolina or the federal courts of the Middle District of North Carolina, and the Bank and Rhodes hereby consent to the jurisdiction of such courts and waive any right or defense relating to venue and jurisdiction over the person.

12. SEVERABILITY. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were not contained herein.

13. ASSIGNMENT. The Bank may assign this Agreement to any other corporation or entity acquiring all or substantially all of the assets of the Bank, or to any other corporation or entity into which or with which the Bank may be merged or consolidated. Upon such assignment, merger, or consolidation, the rights of the Bank under this Agreement, as well as the obligations and liabilities of the Bank herein, shall inure to the benefit of and be binding upon any and all successors-in-interest or transferees of all or substantially all of the assets of the Bank. This Agreement is not assignable in any respect by Rhodes.

14. HEADINGS. The headings appearing in this Agreement are for convenience only and are not to be considered in interpreting this Agreement.

IN TESTIMONY WHEREOF, the Bank has caused this instrument to be executed under seal by its duly authorized officer in pursuance of authority duly given by its Board of Directors, and Rhodes has hereunto set his hand and adopted as his seal the typewritten word “SEAL” appearing beside his name, all effective as of the Effective Date.

BANK OF THE CAROLINAS

By:	/S/ Robert E. Marziano
Robert E. Marziano, Chief Executive Officer

ERIC E. RHODES:

	/S/ Eric E. Rhodes	(SEAL)
Eric E. Rhodes

5-19-08
Date of Execution by Rhodes